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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our each of our eleven reports dated September 18, 2007, relating to the financial statements and financial highlights which appear in the July 31, 2007 Annual Report to Shareholders of AIM Core Bond Fund, AIM Dynamics Fund, AIM Global Real Estate Fund, AIM High Yield Fund, AIM Income Fund, AIM Limited Maturity Treasury Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Real Estate Fund, AIM Short Term Bond Fund, and AIM US Government Fund, eleven of the Funds constituting AIM Investment Securities Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
September 19, 2008